EXHIBIT 99.2

Ascendant Digital Acquisition Corp. Announces Closing of Upsized $414 Million Initial Public Offering Including Full Exercise of Underwriters’ Over-Allotment Option

New York, NY - July 28, 2020 – Ascendant Digital Acquisition Corp. (NYSE: ACND.U) (the “Company”) today announced the closing of its initial public offering of 41,400,000 units, which includes 5,400,000 units issued pursuant to the exercise by the underwriters of their over-allotment option, at a public offering price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share.

The units are listed on the New York Stock Exchange (“NYSE”) and commenced trading under the ticker symbol “ACND.U” on July 24, 2020. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “ACND” and “ACND WS,” respectively.

Ascendant Digital Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses that operate within the “Attention Economy,” which includes various converging sectors, such as interactive entertainment, film/television, music, comics, board games, books, esports, live events and other forms of consumer entertainment, enabling services and technologies.

UBS Investment Bank acted as the sole book-running manager of the offering. Odeon Capital Group, LLC acted as lead manager of the offering.

A registration statement relating to these securities was declared effective by the SEC on July 23, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from UBS Investment Bank, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Cody Slach

Gateway Investor Relations

(949) 574-3860

ACND@gatewayir.com